Exhibit 99.1

NEXTEL

Motorola Successfully Completes Software Test of New Vocoder for Nextel’s
iDEN® Network

-Companies Also Announce Advancements in
Nationwide Expansion of Nextel Direct Connect®-

RESTON, Va., and SCHAUMBURG, Ill., — April 16, 2002- Nextel Communications Inc. (NASDAQ: NXTL), the premier provider of mobile wireless services to business customers, and Motorola Inc., (NYSE: MOT), the world leader in push-to-talk technology, today announced the successful testing of new voice coder (vocoder) software that is expected to nearly double Nextel’s wireless voice capacity. An independent laboratory specializing in analyzing wireless services found the new vocoder passed comprehensive testing of sound quality, paving the way for the on-time deployment of the technology in late 2003.

In addition, the two companies announced that Motorola will deliver a new software release that is designed to enable traveling capability for Nextel Direct Connect which will allow users to roam into Nextel markets that are not part of their regional service area, using the digital two-way radio service in the market being visited.

“Nextel is absolutely delighted with the voice quality test results for the new vocoder solution and Motorola’s delivery of major new software features which will ensure our continued competitive leadership in push-to-talk wireless services,” said Barry West, executive vice president and chief technology officer at Nextel. “We have achieved the most significant milestone in the new vocoder development by maintaining the overall voice quality with the new half-rate vocoder. In addition, Motorola has just delivered a major new software upgrade to our test lab that can allow Direct Connect users to roam in other cities and stay in touch with associates with the same push-to-talk capabilities at a touch of the button. The new software, which was delivered on time, also includes some very important operational features designed to expand network capacity and help reduce our network operating cost,” added West.

“The Motorola team is very pleased that our efforts to develop a superior half rate vocoder solution produced such high scores,” said Fred Wright, senior vice president and general manager of North America for Motorola’s Global Telecom Solutions Sector. “The new half rate vocoder program will nearly double Nextel’s voice capacity and is designed to significantly reduce its infrastructure costs in future years. In addition, the latest software release delivered to Nextel was the largest release to date in terms of new features and operational improvements,” added Wright.

Motorola expects to complete the integration of the new vocoder software in the second half of 2003. New Nextel wireless phones by Motorola, which will support the existing and new vocoder software, are scheduled to be available beginning the second half of 2003.

Nextel is scheduled to deliver the new Direct Connect roaming capability in the fourth quarter of 2002, following several months of rigorous software testing. An additional software upgrade is expected in the first half of 2003 and will enable a Direct Connect user to use their push-to-talk feature virtually anywhere in the United States to connect with another Direct Connect user.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters and subject areas. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the successful performance of these new technologies, timely development and delivery of these new technologies, economic conditions in currently existing and targeted markets, competitive conditions, market acceptance of these services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in reports filed with the SEC by Nextel and Motorola, including each of their 2001 annual reports on Form 10-K. This press release speaks only as of its date, and Nextel and Motorola each expressly disclaims any duty to update the information herein.

About Nextel

Nextel Communications Inc, based in Reston, Va., is a leader provider of fully integrated wireless communications services and has built the largest quarantined all-digital wireless network in the United States covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 197 of the top 200 U.S. markets. Through recent market launches, Nextel service is available today in areas of the U.S. where approximately 230 million people live or work.

About Motorola

Motorola, Inc. (NYSE: MOT) is a global leader in providing integrated communications and embedded electronic solutions. Sales in 2001 were $30 billion. Motorola is also a world leader in push-to-talk technology solutions and developed the unique iDEN® technology for Nextel, which currently is the most feature rich 2.5 generation technology in the world incorporating direct connect and packet data services with a broad portfolio of handsets. Today there are over 12 million iDEN subscribers in 14 countries. Motorola is also a leading supplier of GSM and CDMA infrastructure and handsets globally.

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Nextel, Nextel Direct Connect and the Nextel logo are trademarks and/or service marks of Nextel Communications, Inc.

MOTOROLA, the Stylized M Logo and iDEN are registered trademarks of Motorola, Inc. ® Reg. U.S. Pat. & Tm. Off.

©Motorola, Inc. 2002

Nextel Contacts
Media: Audrey Schaefer (240) 876-1588
Investors: Paul Blalock (703) 433-4300

Motorola Contacts:
Media: Lea Faso (954) 723-6333
Investors: Bob Hubberts/Ed Gams (847) 576-4995